EXHIBIT 10.4
                                    CONTRACT

         This Agreement is made and entered into this 22nd day of October, 1995, between Paul M. Miller Senior Trust, with domicile at ____________ hereinafter referred to as Paul Miller and Tesoro Corporation with address at P.O. BOX 8389, Rapid City, SD 57709-8389, hereinafter referred to as Tesoro.

         Whereas Paul Miller is the owner of a certain water source, located at I-90, exit 2, south (1/4 of a mile), with permits of commercial use, and whereas Paul Miller wishes to sell [hand- written and initialed in margin "drinking only drinking quality"] water in bulk to Tesoro, and

         Whereas, Tesoro wishes to buy spring water, from the source, from Paul Miller.

         Now, therefore, for One dollar ($l.00), receipt of which is hereby acknowledged by Paul Miller, and other valuable consideration, it is mutually agreed as follows:

1. Buyer/Seller. Tesoro shall buy the water and Paul Miller shall sell the water at a mutually agreed price in accordance with confidential exhibit "A", which forms an integral part to this contract and which is attached by reference hereto.

2. Exclusive Nature. Paul Miller agrees that the sale of water to Tesoro is of the exclusive nature until the first 23 million gallons of water annually have been maximized. This maximization clause starts over automatically at each anniversary contract date. Before maximization, Paul Miller may sell any surplus water not used by Tesoro to third parties, with the understanding that Tesoro demands for water will always take precedence as to the first twenty three million gallons of water.

2.1 Tesoro agrees that the exclusive nature also applies to the purchase of water exclusively from Paul Miller until the first 23 million gallons of water annually have been maximized. This maximization clause starts over automatically at each anniversary contract date. Before maximization, Tesoro agrees not to purchase water from any other source, but Paul Miller.

2.2 As Paul Miller's water rights are gradually authorized to increase on the amount of water it can use commercially, the maximization clauses referred to on clauses 2. and 2.1. may be increased by common accordance, provided that both parties agree to such increase in writing. In such an event, clauses of this contract shall apply to such additional agreement.

2.3 Tesoro must, by the fifth anniversary date of this agreement, be buying from Paul Miller, more than one million gallons of water per year, failure by Tesoro to reach and keep this quantity shall cause clauses 2., and 2.1, and 2.2 of this contract to be no longer applicable. The remainder of this contract shall be unaffected.

2.4 Permits. Paul Miller shall, upon execution of this agreement provide Tesoro with copies of water permits, tests done to water with an analysis of any contents, including mineral contents and deposits on water and survey maps and water formations and information on files.

3. Water sold to Tesoro shall pass requirements imposed by governing authorities, including FDA and Health Department rules.

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3.1      Should  the water at any time,  found to be  contaminated  or unfit for consumption,  by tests  effected by Tesoro,  or a governing  authority,
         then  Paul  Miller   shall  be  notified  and  required  to  cure  such
         contamination or problem within thirty days of notification. Failure of Paul Miler to cure any contamination or problem shall not be grounds for termination of this contract, such termination under such failure may be made only at the election of Tesoro.

3.2 During any periods of water contaminations, or water being unavailable for any reason, including reasons beyond the control of Paul Miller, Tesoro shall have the right, without breach of contract to acquire water from any source it deems necessary for the continuance of its operation.

3.4 Paul Miller shall install, as soon as feasible, but not later than three months (excepting periods of frozen ground) after commencement of bottling by Tesoro or its affiliates, an underground pipe system to reach within 125 inside Tesoro's bottling plant property line [hand-written and initialed in margin "my property line"].

4. Ownership. Each party is the owner of the product (water) until it changes hands. The use and application of the purchased water is right of the exclusive ownership of Tesoro, for any configuration or
         commercial or  noncommercial use or  development.   The name, brand or
         claims used by Tesoro or its affiliates for the purchased water are the exclusive property of Tesoro, including any divisibilities applied to water purchased from alternative suppliers or used from Tesoro's own sources. Paul Miller shall not claim rights of any kind to benefits of brand or product development, the only role of Paul Miller being of the nature of a water supplier to Tesoro. This clause shall survive forever this contract.

5. Agency. Nothing contained in this agreement shall be construed or interpreted to create an agency relationship, a partnership, joint venture, employee-employer relationship or similar between Tesoro and Paul Miller, other than the relationship of buyer/seller-supplier/purchaser contemplated under this agreement.

6 Commencement - Term - Continuity. Tesoro or its affiliates shall start purchasing water from Paul Miller within a year from execution of this agreement, failure to meet this requirement shall be grounds for termination of this contract.

6.1 This being an agreement on the best efforts basis of product development on the part of Tesoro, with considerable amounts spent on pre-development, installations and research, then, the term of this agreement shall, and is considered of continuous nature for 20 (twenty) years, with automatic yearly renewals with the proviso of adherence to the terms and conditions of this agreement.

6.2 At the end of twenty years renewal must be negotiated by mutual accordance on a Meeting of the Minds. Death of any of the executors of this agreements shall not constitute a default or termination.

7. Sales/Rights. In the case of an attempted sale or sale of Paul Miller's property (or it's successor), or that part controlling the water rights, Paul Miller or it's successor shall give Tesoro or its successor a notice on land and water rights for Tesoro to compete or bid at its option on the purchase from Paul Miller of the land and or the water rights. In any event this contract and its provisions shall transfer along with any sale, change of ownership or controlling interest of the property and/or its water rights.

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8.       Transfers/Obligations.  Notwithstanding  anything to the contrary,  and applying clause 7. above, in the event of a sale, transfer, takeover, or any other legal transaction of both parties of this agreement, this contract, its exhibits or addendum's clauses shall apply and be binding to all new parties involved. Failure of any of the parties of this agreement, to notify or provide each other proof of compliance thereof, and to notify, disclose and make any new parties to be bound by all the certain conditions contained herein and as described on clauses 7. and
         8. of this contract shall not excuse the conditions and terms of this agreement and shall be binding to all previous parties.

9.       Time.  Time is of the essence of this agreement.

10. Inuring. This agreement shall inure to the benefit of the parties hereto, their heirs, successors and assigns.

11. Entire Agreement. The parties hereto agree that this document constitutes the entire agreement, and any changes, additions or modifications shall be only valid when approved mutually and reduced to a written form and executed by both parties.

12.      Governing  Law.      This contract shall be governed by the laws of the
         state of South Dakota.

13. Paragraphs. The titles and captions contained herein are inserted for convenience only, and do not constitute a part or alter a part or meaning of this agreement. If any provision or combination contained in this agreement should be lawfully declared to be illegal or unenforceable, that provision or combination shall be inoperative and divisible from this agreement and shall not impair or have any effects upon the remaining parts, terms and conditions of this agreement.

14. Waiver. The waiver of any provision of this agreement, by either party, written shall not be deemed a continuing waiver or waivers of any provision of this agreement by either party. Waivers must be in writing.


15. Notices. All notices shall be valid when delivered by a certified server or when deposited in the United States mail, certified mail, postage pre-paid return receipt requested to the last known address of the parties.

        AGREED AND ACCEPTED ON THE DATE FIRST WRITTEN ABOVE, THE PARTIES TO THIS AGREEMENT EXECUTE SAME IN TWO COUNTERPARTS (BEING THE TWO ONE AND THE SAME) FOR THE PURPOSES HEREIN CONTAINED BINDING EACH OTHER PERFORMANCE THEREIN.

         BY: /s/ PAUL MILLER

         TESORO CORPORATION

         BY:  /s/ OMAR BARRIENTOS

 contract, page # 3

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                                  CONFIDENTIAL

                                   EXHIBIT "A"

        This document constitutes Exhibit "A" to a certain contract between Paul
M. Miller Senior Trust (referred to as Paul Miller), and Tesoro Corporation (referred to as Tesoro).

        The purpose of this exhibit "A" is to set the price per unit of water sold by Paul Miller to Tesoro under the above mentioned contract. The unit of water is the equivalent of One US Gallon of 128 fluid ounces.

        It is agreed therefore, that the price per unit that Paul Miller shall charge Tesoro, and the price per unit Tesoro shall pay Paul Miller, is hereby established at Five cents of a dollar (0.05c) per unit. The basis of the pricing has been determined in common accordance of the parties hereto and in reliance to prices believed to be within industry standards for similar water available in other regions as advertised in national industry publications such as Beverage World and Beverage Industry, copy samples of advertised water sources and prices are attached by convenience and reference herein with the initialization of the parties thereto.

        It is also agreed that the unit shall be calculated as follows: Payment shall be the higher of quantity gallons or cased gallons.

        A meter shall be installed at both ends of pipeline. These meters shall read the gallons flowing for delivery to Tesoro. In addition a count of production of water filled cases shall be maintained and open for inspection, the gallonage per case calculated and added to the average of the two meters, and then the total sum shall be divided by two, from this result a two percent loss shall be deducted. The below example clarifies this formula:

Meter One reading (at beginning of pipe): .......  10,730     Gallons
Meter Two reading (at end of pipe).........        10,580     Gallons
Total added reading .............................  21,310     Gallons
Average gallons(divided by 2) ...................  10,655     Gallons
2,200 cases of 1.1/2 Liters (4.75 Gls. each): ...  10,450     Gallons
Average gallons plus cased gallons.: ............  21,105     Gallons
Divided by two...............                      10,552.50  Gallons
Minus two percent loss ..........................     211.50  Gallons
Quantity gallons ................................  10,341     Gallons
Quantity paid to Paul Miller
(higher of cases or quantity gallons) .......  10,450 Gallons Times 0.05=$522.50

The price per unit may have a revision by common accordance and agreement every fifth anniversary date. The price revision shall use as a guideline an average price of spring water at the source as provided by advertised water available on national publications such as Beverage Industry or Beverage World, in the event of no mutual agreement reached, then an independent consulting firm chosen mutually shall be hired to find the average, the cost of the consulting firm shall be equally shared.

In any event, with revisions or not,. the basic price of water shall never be less than 0.05c per unit and any revision shall never at each revision have an increase in excess of first agreed price per unit.

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         Tesoro shall pay purchase water on the following terms:

                 Net 30 days from  billing date or as
                 otherwise agreed in writing.

Unless agreed to extensions in writing, a past due bill in excess of 90 days of water purchase under the contract to which this exhibit is attached, shall be grounds for breach of said contract.

This exhibit and contract to which is attached were prepared by Tesoro and revised by Paul Miller to both parties satisfaction and agreement.

         AGREED AND ACCEPTED ON THE ABOVE TERMS AND CONDITIONS ON THIS THE 22nd DAY OF OCTOBER, 1995.

        BY:  /s/ Paul Miller

        TESORO CORPORATION

        BY:  /s/ Omar Barrientos

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